Filed Pursuant to Rule 433

Registration Statement No. 333-181769

October 29, 2013

THE TORONTO-DOMINION BANK

US$850,000,000 REOPENING OF 2.625% SENIOR MEDIUM-TERM NOTES,

SERIES A, DUE 2018

FINAL TERM SHEET

DATED OCTOBER 29, 2013

This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated October 29, 2013, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 15, 2012 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated June 15, 2012.

Issuer:	The Toronto-Dominion Bank

Issue:	2.625% Senior Medium-Term Notes, Series A, due 2018 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aa1 (outlook: stable) / Standard & Poor’s: AA- (outlook: stable)

Aggregate Principal Amount Initially Issued on September 10, 2013:	US$750,000,000

Aggregate Principal Amount to be Issued in Reopening:	US$850,000,000

Aggregate Principal Amount, After Giving Effect to Reopening:	US$1,600,000,000

Issue Price:	103.125% of face amount (plus accrued interest from September 10, 2013)

Accrued Interest (from September 10, 2013):	US$3,408,854.17

Trade Date of Reopening:	October 29, 2013

Settlement Date of Reopening (T+5)[2]:	November 5, 2013 (DTC)

Maturity Date:	September 10, 2018

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	2.625%

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Treasury Benchmark:	UST 1.375% due September 30, 2018

Treasury Benchmark Price:	100-16+

Treasury Benchmark Yield:	1.266%

Re-offer Spread to Treasury Benchmark:	T + 68 basis points

Re-Offer Yield:	1.946%

Commissions:	0.35%

Interest Payment Dates:	Semi-annually on March 10 and September 10 of each year, beginning March 10, 2014.

Record Dates for Interest Payments:	The fifteenth calendar day prior to the applicable Interest Payment Date.

Day Count Fraction:	30/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for Tax Reasons:	In certain circumstances where the Issuer has or will become obligated to pay additional amounts (as described in the pricing supplement), the Issuer may, at its option, redeem the Notes in whole, but not in part, at any time before maturity, after giving not less than 30 nor more than 60 calendar days’ notice to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but excluding, the redemption date.

Listing:	None

Joint Book-Runners:	TD Securities (USA) LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Senior Co-Manager:	BNP Paribas Securities Corp.

Co-Manager:	Credit Suisse Securities (USA) LLC

CUSIP/ISIN:	89114Q AM0 / US89114QAM06

The US$850,000,000 aggregate principal amount of Notes offered by this final term sheet will have the same terms as, and be fungible with, the Issuer’s outstanding series of US$750,000,000 aggregate principal amount of 2.625% Senior Medium-Term Notes, Series A, Due 2018 issued on September 10, 2013.

The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Joint Book-Runners will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-855-495-9846, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. at 1-866-471-2526 or Morgan Stanley & Co. LLC at 1-866-718-1649.